Exhibit 99.1

June 21, 2019

Dear Stockholder:

Thank you for your investment in Strategic Storage Trust IV, Inc. (“SST IV”). I wanted to take this opportunity to update you on the calculation of our estimated value per share and changes to our offering and distribution reinvestment plan share prices.

Calculation of Estimated Net Asset Value Per Share

On June 20, 2019, the board of directors of SST IV (the “Board”) approved an estimated value per share for our Class A shares, Class T shares, and Class W shares of $22.65 based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of March 31, 2019. We are providing this estimated value per share to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. This valuation was performed in accordance with the provisions of the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued in April 2013 (the “IPA Guidelines”).

Below is a summary of certain information relating to our estimated value per share:

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The Nominating and Corporate Governance Committee (the “Committee”), comprised of our two independent directors, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the estimated value per share, the consistency of the valuation methodology with real estate standards and practices and the reasonableness of the assumptions used in the valuations and appraisals.

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The Committee approved the engagement of Duff & Phelps, LLC (“Duff & Phelps”), an independent third party real estate valuation and advisory firm, to provide valuation services for our assets and liabilities and a calculation of a range of the estimated value per share of our Class A shares, Class T shares, and Class W shares as of March 31, 2019.

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After considering all information provided, and based on the Committee’s extensive knowledge of our assets and liabilities, the Committee concluded that the range in estimated value per share of $21.40 to $24.02, with an approximate mid-range value per share of $22.65, as indicated in the valuation report provided by Duff & Phelps was reasonable and recommended to the Board that it adopt $22.65 as the estimated value per share for our Class A shares, Class T shares, and Class W shares. The Board unanimously agreed upon the estimated value per share of $22.65(1) recommended by the Committee, which determination is ultimately and solely the responsibility of the Board.

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The current valuation of $22.65 was based upon an appraisal by Duff & Phelps, as of March 31, 2019, of our 16 self storage properties that we owned as of March 31, 2019 (the “Appraised Properties”) on an individual property basis and was otherwise conducted in accordance with the IPA Guidelines.

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We acquired the Appraised Properties for an aggregate purchase price of approximately $185.6 million. As of March 31, 2019, the total midpoint appraised value of the Appraised Properties as provided by Duff & Phelps was approximately $202.6 million. This represents an approximate 9.2% increase in the total value of the Appraised Properties over the aggregate purchase price.

Determination of New Share Offering Prices

In connection with the determination of the estimated value per share, the Board also determined new per share offering prices of our three classes of common stock. The new Class A share offering price is $24.89 per share, the new Class T share offering price is $24.10 per share, and the new Class W share offering price is $22.65 per share, each of which took effect on June 21, 2019. The Board determined the new per share offering price of each class of stock by taking the $22.65 estimated value per share and, in the case of the Class A shares and Class T shares, adding the per share up-front sales commissions and dealer manager fees to be paid, such that after the payment of such commissions and dealer manager fees, the net proceeds to SST II will be the same for both Class A shares and Class T shares, as well as for the Class W shares.

Distribution Reinvestment Plan

In connection with our calculation of an estimated value per share, we amended our distribution reinvestment plan (the “Plan”) to provide that the price per share pursuant to the Plan is equal to the estimated value per share approved by the Board and in effect on the date of purchase of shares under the Plan. In connection with the estimated value per share described herein, the Board approved a share price for the purchase of shares under the Plan equal to the estimated value per share of $22.65 for Class A shares, Class T shares, and Class W shares, effective for distribution payments being paid beginning in August 2019.

Please see the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 21, 2019 for a detailed description of the methodology and key assumptions used to determine the estimated value per share and the limitations of the estimated value per share.  If you’d like us to send you a copy, please contact us via the information below. You may also obtain a copy via our website at www.strategicreit.com.

10 Terrace Road | Ladera Ranch | California | 92694 | 877.32REIT5 | www.strategicreit.com

Thank you for the opportunity to update you on the recent developments here at SST IV. We look forward to continuing to execute on our investment objective of acquiring a portfolio of stabilized and opportunistic self storage properties that are expected to support sustainable stockholder distributions and growth potential over the long term.

Sincerely,

STRATEGIC STORAGE TRUST IV, INC.

By:

      H. Michael Schwartz

      Chief Executive Officer

(1)With respect to the estimated value per share, we can give no assurance that: you would be able to resell your shares at this estimated value; you would ultimately realize distributions per share equal to our estimated value per share upon liquidation of our assets and settlement of our liabilities or a sale of our company; our shares of common stock would trade at the estimated value per share on a national securities exchange; another independent third-party appraiser or other third-party valuation firm would agree with our estimated value per share; or the methodology used to estimate our value per share will be in compliance with any future regulatory rules or ERISA reporting requirements.